EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
AAR CORP.:

We consent to the use of our report dated July 21, 2020, with respect to the consolidated balance sheets of AAR CORP. and subsidiaries (the Company) as of May 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended May 31, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of May 31, 2020 incorporated by reference herein.

Our report dated July 21, 2020, on the consolidated financial statements, refers to the Company’s change in its method of accounting for leases effective June 1, 2019 due to the adoption of Accounting Standards Update No. 2016-12, Leases, and its method for accounting for revenue recognition as of June 1, 2018 due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

/s/KPMG LLP
Chicago, Illinois
October 9, 2020